Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-68771) of HCC Insurance Holdings, Inc. of our report dated June 17, 2003 relating to the financial statements and financial statement schedules of the HCC Insurance Holdings, Inc. 401(k) Plan, which appears in this Form 11-K.

/S/: PricewaterhouseCoopers LLP
Hartford, Connecticut
June 24, 2003